Exhibit 5.1

26 September 2025

Biodexa Pharmaceuticals plc
1 Caspian Point
Caspian Way
Cardiff, Wales
CF10 4DQ

Re: Biodexa Pharmaceuticals plc – Registration Statement on Form F-3

Dear Sirs/Madams

We have acted as English legal advisers to Biodexa Pharmaceuticals plc, a public limited company incorporated in England and Wales (the “Company”), for the purposes of providing an English law legal opinion in connection with the registration statement on Form F-3 (the “Registration Statement”) and filed or to be filed by the Company with the United States Securities and Exchange Commission on or about the date of this letter pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereby.

We understand that the Registration Statement has been or will on or about the date of this letter be filed in connection with the registration for issuance, offering, sale and delivery from time to time of certain securities of the Company, including the Company’s ordinary shares which have a nominal value of £0.000001 each (the “Ordinary Shares”), American Depositary Shares representing Ordinary Shares (“ADS”) and certain other securities of the Company.

1.	INTRODUCTION

1.1	Purpose

In connection with the filing of the Registration Statement, we have been asked to provide an English law legal opinion on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

1.3	Legal review

For the purpose of issuing this letter, we have examined the documents and undertaken the searches as follows:

(a)	an online search of the information maintained on file at Companies House in respect of the Company conducted on 26 September 2025 at 2:45pm (London time);

(b)	an online search of the Central Registry of Winding-up Petitions (the “Central Registry”), a computerised register of winding-up petitions and administration applications which is maintained for all petitions or applications presented to either the Insolvency and Companies List (formerly known as the Companies Court) in respect of the Company on 26 September 2025 at 2:45pm (and paragraph 1.3(a) above and this paragraph 1.3(b) are together, the “Searches”);

(c)	a copy of the resolutions passed at the annual general meeting of the Company, which was held on 11 June 2025 (the “AGM”), as filed at Companies House, at which shareholder resolutions were passed (i) to authorise the board of directors to allot equity securities (as defined in section 560 of the Companies Act (the “Act”)) in the Company and (ii) to dis-apply pre-emption rights in respect of the allotment or sale of equity securities (as defined in section 560 of the Act) (shares in respect of which the pre-emption rights have been disapplied being the “Authorised Shares”) (the “AGM Resolutions”);

(d)	a copy of the written resolutions of the board of directors of the Company (the “Board”) passed on 25 September 2025 regarding, inter alia, the preparation and filing of the Registration Statement (the “Board Resolutions,” and together with the AGM Resolutions, the “Corporate Approvals”);

(e)	a copy of the certificate of incorporation of the Company dated 12 September 2014, and a copy of the certificate of incorporation on change of name of the Company dated 27 March 2023, each as made available at Companies House;

(f)	a copy of the current articles of association of the Company, as filed at Companies House (the “Articles”); and

(g)	a substantially final draft copy of the Registration Statement dated 26 September 2025.

For the purposes of issuing this letter, we have only examined and relied on those documents referred to in paragraphs 1.3 (c) – (g) (inclusive) and carried out the Searches on the dates and at the times specified. We have made no other enquiries concerning the Company or any other matter in connection with issuing this letter.

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law and relate only to English law as applied by the English courts, as at today’s date. In particular:

(a)	we have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated below. We express no opinion on the effect of documents governed by laws other than English law;

(b)	we do not undertake or accept any obligation to update this letter and/or the opinions given in it to reflect subsequent changes in English law or factual matters;

(c)	we express no opinion in this letter on the laws of any jurisdiction other than England. We have assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Company, any document or any other matter contemplated by any document would or might affect this letter and/or the opinions given in it; and

(d)	we express no opinion on the impact of any rules, regulations or requirements of the NASDAQ Stock Market LLC or the rules and regulations adopted by the SEC, or any other rules or regulations that may apply to the Company by virtue of its shares being listed on the NASDAQ Stock Market LLC.

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of the matters set out in paragraph 1 (Introduction) and each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinion) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINION

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its schedules, and subject further to the following:

(a)	the Registration Statement, as amended and supplemented, becoming effective under the Securities Act and continuing to be effective;

(b)	the aggregate nominal value of the Authorised Shares to be allotted and issued in connection with the offering pursuant to the Registration Statement not exceeding £476,954.10 (less any equity securities already allotted pursuant to the authority received at the AGM), and all Authorised Shares being allotted and issued pursuant to the authority and power granted to the directors of the Company pursuant to the AGM Resolutions and that such authorities have not been and will not be used other than for the allotment of Authorised Shares in connection with the Registration Statement;

(c)	that the Corporate Approvals and any additional board and shareholder resolutions (including in relation to the adoption of the Articles) required pursuant to the terms of the Act and the Articles were or will be (as appropriate) each passed at a meeting which was or will be duly convened, constituted and held in accordance with all applicable laws and regulations (and all constitutional and other applicable formalities were duly observed) or passed in writing and executed by all the directors of the Company entitled to receive notice of a Board meeting; that in particular, but without limitation, a duly qualified quorum of directors or, as the case may be, shareholders was or will be present in each case at all times throughout any such meeting and voted in favour of the resolutions; and that in relation to each meeting of the Board, due disclosure has been made by each director of any interest they have in accordance with the Act, and each provision contained in the Act or the Articles relating to the declaration of the directors’ interests or the power of the interested directors to vote and to count in the quorum was or will be duly observed;

(d)	the receipt in full of payment for the Authorised Shares in an amount of “cash consideration” (as defined in section 583(3) of the Act) of not less than the aggregate nominal value for such Authorised Shares; and

(e)	valid entries having been made in relation to the allotment and issue of the Authorised Shares in the books and registers of the Company,

it is our opinion that, as at today’s date, the Authorised Shares, if and when allotted and issued, registered in the name of the recipient in the register of members of the Company and sold as described in the Registration Statement, will be duly and validly allotted and issued, fully paid or credited as fully paid (subject to the receipt of valid and full consideration by the Company for the issue of all such Authorised Shares so subscribed at the issue price).

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any financial or accounting matters, or matters of United Kingdom taxation or any liability to tax or duty which may arise or be suffered as a result of or in connection with the transactions contemplated by the Registration Statement.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

This Opinion is strictly limited to the matters stated in paragraph 2 (Opinion) and does not extend to, and is not to be read as extended by implication to, any other matters.

4.	DISCLOSURE AND RELIANCE

This letter is addressed to you for your sole benefit in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Other than for the purpose set out in the prior paragraph, this letter may not be relied upon, or assigned without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

/s/ Stephenson Harwood LLP STEPHENSON HARWOOD LLP

Schedule 1
ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions (and we have taken no steps to verify any of these assumptions):

(a)	the genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

(b)	that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen, and that each of the signed documents examined by us has been duly executed and, where applicable, delivered on behalf of the Company;

(c)	each individual who signs or has signed as, or otherwise claims or has claimed to be, an officer of the Company is the individual he claims to be and holds the office he claims to hold;

(d)	all documents, including the Articles remain in full force and are accurate, up-to-date and in full effect, and no alteration has been made or will be made to such documents, in each case prior to each date of allotment and issue of the Authorised Shares (in each case an “Allotment Date”) and that the issue of such Authorised Shares does not violate the then operative articles of association of the Company;

(e)	on each Allotment Date the Company will comply with all applicable laws and obtain all necessary approvals to allot and issue the Authorised Shares and the Company will receive such amounts as are necessary to fully pay the nominal value of the Authorised Shares and any applicable share premium;

(f)	that all documents, forms and notices which should have been delivered to the Registrar of Companies in respect of the Company have been so delivered, that information revealed by the Searches was complete, up-to-date and accurate in all respects and has not, since the time of the Searches, been altered and that the results of the Searches will remain complete, up-to-date and accurate as at each Allotment Date;

(g)	that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”), and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company);

(h)	that the Board Resolutions provided to us in connection with the giving of the opinions in this letter reflect a complete and true record of the resolutions that were passed via the written resolution procedure in which all constitutional, statutory and other formalities were duly observed, and the resolutions set out in the Board Resolutions were validly passed and have not been and will not be revoked, withdrawn or varied and remain in full force and effect and will remain so as at each Allotment Date;

(i)	in respect of the Board Resolutions referred to in paragraph 1.3(h) above, (i) in passing such resolutions the directors of the Company were acting in good faith, (ii) the transactions and other matters referred to in the Board Resolutions were or are to be entered into and effected by the Company for the purpose of carrying on its business, (iii) at the time such transactions or matters were or (as the case may be) are to be entered into or effected the Board had or (as the case may be) will have reasonable grounds for believing that the transactions or matters would or (as the case may be) will promote the success of the Company for the benefit of its members as a whole and be of material commercial benefit to the Company, (iv) the Board exercised their powers in connection with the transactions or matters in accordance with their duties under the Act and all applicable laws, and (v) each individual who signs as, or otherwise claims to be, an officer of the Company is the individual he or she claims to be and holds the office he or she claims to hold;

(j)	that the resolutions set out in the Corporate Approvals were validly passed and have not been and will not be revoked, withdrawn or varied and remain in full force and effect and will remain so and will not have expired as at each Allotment Date;

(k)	as at each Allotment Date and grant of rights to subscribe for Authorised Shares, the directors of the Company shall have sufficient powers conferred on them to allot such Authorised Shares and to grant such rights (as applicable) under section 551 of the Act and under section 570 of the Act as if section 561 of the Act did not apply to such allotment or grant and the Company shall not issue (or purport to issue) Authorised Shares and shall not grant rights (or purport to grant rights) in excess of such powers or in breach of any other limitation on their powers to issue shares or grant rights, and that those sections of the Act will continue in force unamended at all relevant times;

(l)	that in relation to the allotment and issue of the Authorised Shares, the directors of the Company have acted and will act in the manner required by section 172 of the Act (Duty to promote the success of the Company), and there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company;

(m)	that no Authorised Shares or rights to subscribe for Authorised Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Authorised Shares in breach of section 21 of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

(n)	that the Company has fully complied and will comply with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations;

(o)	all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in order to permit the execution, delivery or performance of the actions to be carried out pursuant to the Corporate Approvals have been or will be duly made or obtained and are, or will be, in full force and effect;

(p)	as at each Allotment Date, any authority granted pursuant to the Articles or the AGM Resolutions or otherwise by the Company’s shareholders will remain unutilised to the extent necessary to permit the allotment and issue of the Authorised Shares;

(q)	that the purpose of the transactions set out in the Registration Statement does not include any financing or refinancing of an acquisition of shares in contravention of sections 678 or 679 of the Act and that the entry into, and the performance of obligations under, the Registration Statement will not cause a reduction in the net assets of the Company (or, to the extent there is such a reduction, the reduction can be met out of the distributable profits of the Company);

(r)	the name of the relevant allottee and the number and class of Authorised Shares allotted has been or will be duly entered in the register of members of the Company;

(s)	our opinion relates only to the Ordinary Shares that may be allotted and issued pursuant to the Corporate Approvals and the Registration Statement. We express no opinion in respect of the ADS and other securities of the Company;

(t)	the Authorised Shares will, as required, be sold or issued in accordance with a duly authorised, executed and delivered purchase, underwriting or similar agreement; and

(u)	the documents referred to in paragraphs 1.3 (c) – (g) (inclusive) are all the relevant minutes and resolutions of the directors and shareholders of the Company relating to the approval and filing of the Registration Statement and give the directors of the Company the authority to allot the Authorised Shares and all facts and documents relevant to us as English legal advisers to the Company for the purpose of providing this opinion have been disclosed to us.

Schedule 2
RESERVATIONS

The opinions in this letter are subject to the following reservations:

(a)	the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced, and the available records may not be complete or up-to-date. In particular, the Central Registry may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and at the Central Registry are not capable of revealing whether or not a winding up petition or a petition for the making of an administration order has been presented and, further, notice of a winding up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned. Further, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in England. We have not made enquiries of any District Registry or County Court in England;

(b)	the opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact;

(d)	we have only reviewed the documents listed in paragraph 1.3 (Legal review) above and in particular, have not reviewed any documents which relate to securities other than the Ordinary Shares;

(e)	we have made no enquiries of any individual connected with the Company;

(f)	a certificate, documentation, notification, opinion or the like might be held by the English courts not to be conclusive if it can be shown to have an unreasonable or arbitrary basis or in the event of a manifest error; and

(g)	we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it and we express no view as to the accuracy of any statement made in the Registration Statement.